SUB-ITEM 77D

Effective April 30, 2015, the MFS Bond Portfolio was redesignated as the MFS Corporate Bond Portfolio and the fund's Principal Investment Strategies were changed, as described in the supplement, dated February 20, 2015, to the fund's then current prospectus and in the Summary Prospectus dated April 30, 2014, as amended February 20, 2015, each as filed with the SEC via EDGAR on such dates under Rule 497 under the Securities Act of 1933. Such descriptions are hereby incorporated by reference.